Exhibit 99.1

NEWS RELEASE

2901 Butterfield Road Oak Brook, Ill. 60523 www.inlandwestern.com

FOR IMMEDIATE RELEASE

Contact:	Georganne Palffy, Inland Western Retail Real Estate Trust, Inc (Analysts)
(630) 218-8000 Ext 2358 or georganne.palffy@inlandwestern.com
Matt Tramel, Inland Communications, Inc. (Media)
(630) 218-8000 Ext. 4896 or tramel@inlandgroup.com

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

ANNOUNCES ANNUAL MEETING RESULTS

Executive Team Provides Business Update

Oak Brook, Ill.  Oct. 12, 2010– Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) today announced the results for the company’s annual meeting for stockholders held October 12, 2010.  Stockholders voted to approve the election of all of the nominees for the board of directors, approve the amendment and restatement of the company’s charter, and approve the amended independent director stock option plan.

Several members of the executive management team, including Chief Executive Officer Steven P. Grimes, Chief Investment Officer Shane C. Garrison and President of Property Management Niall J. Byrne, gave brief business presentations in conjunction with the meeting.  Since the beginning of 2009, the company has successfully secured financing for over $2 billion in maturing debt.

Some of the company’s accomplishments year-to-date include:

•                 Completed or in the process of refinancing 83% of the debt maturing in 2010, with $197 million remaining.

•                 Signed 167 new and 262 renewal leases for a total of 2.9 million square feet.

•                 Re-leased 17 vacant big boxes due to the Mervyns, Circuit City and Linens ‘n Things bankruptcies, for a total of 37 fully leased properties, with an additional four partially leased.

•                 Entered into a definitive joint venture agreement for an initial $123 million with RioCan REIT and closed on three of the eight initial properties.

•                 Increased the third quarter distribution rate to $0.05 per share, the fourth consecutive quarterly increase, for an aggregate amount of $68 million in distributions declared year-to-date.  Since inception, the company has paid gross distributions of $1.32 billion.

•                 Sold five assets for $80 million, extinguishing $61 million in debt.

The presentation was filed with the Securities and Exchange Commission, and can be found on the company website, www.inlandwestern.com, under Investor Relations/News and Presentations.

Chief Executive Officer Steve Grimes commented, “We wish to thank our board of directors, employees and most importantly, our shareholders for their patience over the past two years.  Navigating through the tough economy, as well as what is proving to be a slow recovery required some difficult decisions.  Making these decisions provided us with the ability to secure our balance sheet and growth prospects.  We continue to address the challenges of the economy as we strive to enhance long-term stockholder value, but we are optimistic about the road ahead.”

Inland Western Retail Real Estate Trust, Inc. is a self-managed real estate investment trust that acquires, manages and develops a diversified portfolio of real estate, primarily multi-tenant shopping centers across the United States.  As of June 30, 2010, the portfolio under management totaled in excess of 46 million square feet, consisting of 294 consolidated operating properties.  The company also has interests in 11 unconsolidated operating properties and 8 properties under development. For further information, please see the company website at www.inlandwestern.com.

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards, “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.